                                   SCHEDULE A

Class C convertible preferred shares

Competitive Companies Holdings, Inc., a Nevada corporation, shall issue
1,000,000 shares of Class C convertible preferred stock entitling persons owning the Class C shares the following:

The stock shall convert into such number or fraction there of shares of common stock based upon the following:

        If the average of the closing bid price for the common stock for first five business day period immediately following the closing of the reorganization agreement during which the common stock is qualified for quotation on the over the counter bulletin board is less than $3.00 per share, the number of shares of common stock to be issued upon conversion of the Class C preferred stock shall be the product obtained by multiplying the following conversion ratio by the 1,000,000 shares of Class C preferred stock held by the Holders of Class C Preferred Shares collectively. The conversion ratio shall be one minus the adjusted price divided by the adjusted price. The adjusted price shall be determined by dividing the closing bid price for the common stock for first five business day period immediately following the closing of the reorganization agreement during which the common stock is qualified for quotation on the over the counter bulletin board by $3.00.
        For purposes of determining the closing bid price for the common stock for first five business day period immediately following the closing of the reorganization agreement during which the common stock is qualified for quotation on the over the counter bulletin board, purchases of our common stock by us or our affiliates or persons controlled by us or our affiliates shall be disregarded. In addition, if trades have not been executed on at least three of those five days, the adjustment period shall be extended until our common stock shall have been traded on at least three days, and the average closing bid price for those three trading days shall be the price used in the formula.

For example, assume average of first 5 days closing bid of $2.00, and no other adjustments under the formula. The conversion would occur as follows:

o        1 - 2/3 = 1/3.

o        1/3 divided by 2/3 = .5.

o        .5 x 1,000,000 = 500,000.

Accordingly, 500,000 shares of common stock would be issued to the Holders of
Class C Preferred Shares collectively upon conversion of the Class C preferred stock.

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For so long as at least 50,000 shares of Class C preferred stock remain outstanding, in addition to any other vote or consent required in the articles or by law, the vote of the holders of 75% of the shares of Class C preferred stock shall be necessary to effect any amendment, alteration or repeal of any of the provisions of articles or bylaws that alters or changes the voting powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of the Class C preferred stock.

If at any time after the date of the issuance of Class C Preferred Stock
Competitive Companies Holdings, Inc., a Nevada corporation, shall effect a subdivision of its outstanding common stock or preferred stock, the conversion ratios as determined above will be proportionately adjusted. Holders of the all classes of Class C preferred shares are not entitled to preferential dividend rights, redemption or voting rights.

                                   SCHEDULE B

Class A preferred stock

Competitive Companies Holdings, Inc., a Nevada corporation, shall issue
4,000,000 shares of Class A convertible preferred stock These 4,000,000 shares are convertible into 20,000,000 shares of common stock. Conversion may occur at any time, in whole or in part up to the number of shares set forth below with the achievement of the following events for a period commencing on the date such event was achieved and ending on December 31, 2010.

The conversion events are as follows:

Event                                                   Number of shares of common stock issued upon
                                                        conversion

Achieving 100% increase in the combined number of       10,000,000
owned apartment complex passings plus non-apartment
complex customers

Achieving 10,000 customers in the combined number of    5,000,000
owned apartment complex passings and non-apartment
complex customers

Achieving 20,000 customers in the combined number of    5,000,000
owned apartment complex passings and non-apartment
complex customers

o       An apartment complex passing is an individual apartment under direct contract with it for telephone, television or Internet service.
o       A non-apartment complex customer is a non-apartment residential or business customer that is counted once for each major service to which they subscribe.

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Conversion events are based on customer base existing as of December 9, 1999.

If at any time after the date of the issuance of Class A Preferred Stock
Competitive Companies Holdings, Inc., a Nevada corporation, shall effect a subdivision of its outstanding common stock or preferred stock, the conversion ratios as determined above will be proportionately adjusted. Holders of the all classes of Class A preferred shares are not entitled to preferential dividend rights, redemption or voting rights.

Class B convertible preferred shares

Competitive Companies Holdings, Inc., a Nevada corporation, shall issue
1,495,436 shares of Class B convertible preferred stock entitling persons owning the Class B shares the following:

The stock shall convert into such number or fraction thereof shares of common stock based upon the following:

1- the fraction: [average of opening bid and ask price on the over the counter bulletin board/$3.00]
                                   divided by
the fraction: [average of opening bid and ask price on the over the counter bulletin board/$3.00]

For example, assume average opening bid/ask of $2.00. 1 - 2/3 = 1/3. 1/3 divided by 2/3 = .5 additional share of common stock issued upon conversion.

If at any time after the date of the issuance of Class B Preferred Stock
Competitive Companies Holdings, Inc., a Nevada corporation, shall effect a subdivision of its outstanding common stock or preferred stock, the conversion ratios as determined above will be proportionately adjusted. Holders of the all classes of Class B preferred shares are not entitled to preferential dividend rights, redemption or voting rights.

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